Exhibit 33.3

Report of Management on Assessment of Compliance
with SEC Regulation AB Servicing Criteria

1.	First Data Resources, LLC, through its affiliate REMITCO, LLC (jointly, the "Asserting Party") is responsible for assessing compliance as of and for the 12-month period ending December 31, 2013 (the "Reporting Period") with the servicing criteria applicable to it under the Securities and Exchange Commission's Regulation AB Section 229.1122(d) — all servicing criteria except for the criteria set forth in Sections 229.1122(d)(1)(i)-(iv), 1122(d)(2)(i) (except with respect to remittance processing services it provides to customers who are issuers or servicers of asset backed securities transactions and who have requested confirmation of the Asserting Party's compliance in connection with loan and/or receivables portfolios that include pool assets for the asset backed securities issued by Dryrock Issuance Trust (the "Platform"); such services being limited to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party pursuant to the agreements between the Asserting Party and Wells Fargo Bank, N.A. and Barclays Bank Delaware (the "Transaction Agreements")), 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)-(iv), and 1122(d)(4)(i)-(xv), (such criteria, after giving effect to the preceding exceptions, the "Applicable Servicing Criteria"). With respect to Item 1122(d)(2)(i), the Asserting Party's responsibility is limited to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required and pursuant to the Transaction Agreements, and the Asserting Party does not take responsibility for any other matters.
2.	The Asserting Party used the Applicable Servicing Criteria to assess its compliance with the Applicable Servicing Criteria;
3.	The Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2013, and for the Reporting Period with respect to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required for the Platform and pursuant to the Transaction Agreements;
4.	Ernst & Young LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2013 and for the Reporting Period.

First Data Resources, LLC
and REMITCO, LLC

By: /s/ Tim Rosenthal

Name: Tim Rosenthal
Title: SVP Operations

February 17, 2014

b>yond the transaction

02011 First Data Corporation All Rights Reserved. All trademarks. service marks and trade names referenced in this material are the property of their respective owners.